Exhibit 99.1

PRESS RELEASE

07/23/13

Carlisle Companies Reports Second Quarter Diluted Earnings Per Share from Continuing Operations of $0.13, Including Goodwill Impairment Charge at Carlisle Transportation Products; Excluding Goodwill Impairment Charge, Announces Diluted Earnings Per Share from Continuing Operations of $1.14

Evaluating Strategic Alternatives for Carlisle Transportation Products Segment

CHARLOTTE, NORTH CAROLINA, July 23, 2013 - Carlisle Companies Incorporated (NYSE:CSL) reported $996.1 million in net sales from continuing operations for the second quarter of 2013, an increase of 1.2% versus the prior year.  The acquisition of Thermax/Raydex (collectively “Thermax”) in the Carlisle Interconnect Technologies segment contributed 2.6% to sales in the second quarter.  Organic sales declined by 1.4%.  The negative impact on net sales from fluctuations in foreign exchange was negligible.

Reported income from continuing operations was $8.2 million, or $0.13 per diluted share, in the second quarter 2013.  Excluding the non-cash after-tax goodwill impairment charge of $66.1 million at Carlisle Transportation Products, income from continuing operations was $74.3 million, or $1.14 per diluted share, a 17% decline from income of $89.4 million, or $1.39 per diluted share, in 2012.  Income from continuing operations, excluding the impairment charge, was lower in the second quarter of 2013 versus the prior year due to lower sales volume in some of our key industrial markets and negative selling price realization within Carlisle Construction Materials.

Second quarter highlights:

(Dollars in millions, except per share amounts)	Q2 2013	Q2 2012
Net sales	$996.1	$984.6
Earnings before interest and income taxes (EBIT)	$22.5	$140.3
Earnings before interest and income taxes (EBIT), excluding impairment charge	$122.5	$140.3
Income from continuing operations, net of tax	$8.2	$89.4
Income from continuing operations, net of tax, excluding impairment charge	$74.3	$89.4
Diluted earnings per share from continuing operations	$0.13	$1.39
Diluted earnings per share from continuing operations, excluding impairment charge	$1.14	$1.39
Carlisle Transportation Products Segment EBIT	$(86.8)	$19.3
Carlisle Transportation Products Segment EBIT, excluding impairment charge	$13.2	$19.3

For the six months ended June 30, 2013, net sales from continuing operations of $1.85 billion decreased 1.1% compared to the prior year, reflecting lower organic sales of 4.1%, partially offset by acquisition growth of 3.0%.  Reported income from continuing operations for the six months ended June 30, 2013 was $63.5 million, or $0.98 per diluted share.  Excluding the impairment charge, income from continuing operations for the first six months of 2013 was $129.6 million, or $2.00 per diluted share, as compared to income of $149.4, or $2.34 per diluted share in 2012.

All financial and percentage comparisons are made to the same quarter of the previous year, unless otherwise stated.  Reconciliations of reported amounts to results excluding the goodwill impairment charge are included in the financial exhibits.

Comment

David A. Roberts, Chairman, President and Chief Executive Officer, said, “For the second quarter of 2013, our results were again challenged by the significant decline in the global off-highway equipment market, continued weather related headwinds in certain key markets as well as negative price realization within our Construction Materials segment, which enjoyed very favorable price realization last year.  As a result, organic sales were down slightly this quarter and our EBIT (earnings before interest and taxes) of $122.5 million, excluding the pre-tax impairment charge, declined by 13% versus last year.

“Sales at Carlisle Construction Materials (CCM) grew 4.4% in the second quarter compared to the prior year and EBIT was lower by 8.5% as weather conditions remained challenging.  Despite the challenging weather conditions and negative price realization, EBIT margin was an impressive 15.9%.  We expect the year-over-year growth outlook in both the reroofing and non-residential construction markets to be favorable for upcoming periods.

“At our Carlisle Interconnect Technologies segment (CIT), sales grew by 27% and EBIT increased 28%. Organic sales growth in the second quarter was 4.3%.  We achieved solid growth in our aerospace market with growing IFE (in-flight entertainment) sales.  Additionally, the Boeing 787 program began ramping up at the end of the quarter.  However, our growth was curbed by the decline in military programs.  The integration of the Thermax acquisition continues to exceed expectations.  This acquisition contributed a very strong EBIT margin of 18.1% on $26.0 million in sales in the quarter.

“At our Carlisle Transportation Products (CTP) segment, sales were down 3.7% as wet weather conditions negatively impacted demand in our outdoor power equipment and agriculture markets.  Our expectations are for sales for the rest of 2013 to be relatively level to the prior year.

“We recorded a non-cash pre-tax loss of $100.0 million at CTP for goodwill impairment during the second quarter.  The recent increase in interest rates resulted in a higher rate used to discount CTP’s projected future cash flows, reducing CTP’s estimated fair value.  CTP’s EBIT, excluding the impairment charge, declined 32% during the second quarter on lower sales volume and continued inventory reduction efforts.  Notwithstanding the impairment charge or the unfavorable weather impacts we experienced this quarter, our performance outlook for this segment has not changed.

“The CTP segment has been challenged in 2013 by unfavorable weather conditions and has also undergone significant restructuring of its business in recent years. However, we believe that this business has stabilized and the outlook is favorable.  While we are optimistic about the future for CTP, it is not core to Carlisle’s growth strategy. As such, we have retained SunTrust Robinson Humphrey as financial advisor to assist in evaluating strategic alternatives for CTP.

“Second quarter sales at our Carlisle Brake & Friction (CBF) segment declined by 25% over the prior year but grew sequentially versus the first quarter of 2013 by 3.1%.  While EBIT was down

48% from the prior year, CBF maintained a favorable margin of 13.2%.   Because of uncertainty in our global markets and the decline in commodities, we do not expect demand for our braking applications in the heavy equipment market to recover from current levels for the remainder of this year.

“Finally, we’re pleased with the 28% EBIT improvement at our Carlisle Foodservice Products (CFS) segment.  We expect continued year-over-year margin improvement in the second half of this year as CFS continues to achieve savings on its previous restructuring activities.”

Roberts concluded by stating, “The year-over-year growth outlook for our commercial roofing and aerospace markets is positive for the remainder of 2013.  We are planning for total sales growth, including acquisitions, in 2013 to be in the low-to-mid single digit percentage range.  Excluding the impairment charge we took this quarter, we expect modest EBIT growth and slightly lower EBIT margin versus the prior year.

“We remain committed to making investments in our businesses to support our long-term goals.  Capital expenditures for the year are expected to be approximately $116 million.  We currently have cash on hand of $168 million and $600 million of availability under our revolving credit facility, leaving us solidly positioned to pursue our long-term growth objectives.”

Segment Results for Second Quarter 2013

Carlisle Construction Materials (CCM):  Net sales in the second quarter of 2013 of $490.5 million increased by 4.4%, primarily reflecting higher demand from new non-residential construction, partially offset by lower selling price. CCM’s EBIT margin of 15.9% in the second quarter of 2013 declined by 230 basis points primarily reflecting lower selling prices coupled with higher raw material costs in our insulation products due to continued pressure on key feed stocks.

Carlisle Transportation Products (CTP):  Net sales in the second quarter of 2013 decreased 3.7% to $203.5 million as compared to the prior year primarily reflecting 10% lower sales to the outdoor power equipment market and 4.2% lower sales to the agriculture/construction market.  Sales to the high speed trailer market declined by 3.2% versus the prior year.  These declines were partially offset by a 5.1% increase in sales to CTP’s power sports market.  EBIT margin, excluding the impact of the $100.0 million impairment charge, declined by 260 basis points to 6.5% in the second quarter due to lower sales and lower production to reduce inventory. CTP’s reported EBIT margin including the impairment charge was negative 42.7% during the second quarter 2013.

Carlisle Brake & Friction (CBF): Net sales in the second quarter of 2013 declined 25% to $93.6 million versus the prior year.  Sales for CBF’s off-highway braking applications to the construction and mining markets declined by 28% and 42%, respectively.  These declines were partially offset by an uptick in demand in the agriculture market of 11% including increased demand in Europe for CBF’s agriculture applications. CBF’s EBIT margin during the second quarter decreased 590 basis points to 13.2%, primarily due to lower sales volumes.

Carlisle Interconnect Technologies (CIT): Net sales in the second quarter of 2013 increased 27% to $145.7 million on acquisition growth of 22.7% and organic sales growth of 4.3% versus the prior year.  Sales in CIT’s aerospace market were up 10%, partially offset by a 19% decline in

sales to the military and defense market.   CIT’s sales to the test and measurement market grew by 29% however this growth was offset by lower sales to CIT’s industrial customers. EBIT margin for CIT of 15.3% was relatively level to the prior year, primarily due to higher sales volume partially offset by unfavorable mix changes.

Carlisle FoodService Products (CFS): Net sales in the second quarter of 2013 of $62.8 million declined slightly versus the prior year, primarily reflecting 13% lower sales of our healthcare products offset by 4.1% higher sales for our foodservice products.  In the second quarter 2013, conditions in the restaurant industry displayed slow improvement.  EBIT margin grew 260 basis points to 11.6% during the second quarter primarily due to savings from prior year restructuring activities and reduced operating costs.

Cash Flow

Cash flow provided from operations of $119.5 million for the six months ended June 30, 2013 declined by $34.8 million versus the prior year primarily on reduced earnings from operations. For the first six months of 2013, average working capital (defined as the average of the quarter end balances, excluding current year acquisitions, receivables, plus inventory less accounts payable) as a percentage of annualized sales (defined as year-to-date net sales, excluding current year acquisitions, calculated on an annualized basis) decreased to 21.0%, as compared to 21.8% for the prior year.

Free cash flow (defined as cash provided by operating activities less capital expenditures) was $70.1 million for the six months ended June 30, 2013, a reduction of $23.6 million versus the prior year period.  Included in capital expenditures of $49.4 million for the first six months of 2013 were investments in two new polyiso plants and the construction of our PVC plant at CCM.

Conference Call and Webcast

The Company will discuss second quarter 2013 results on a conference call at 8:00 a.m. ET today. The call may be accessed live by going to the Investor Relations section of the Carlisle website (http://www.carlisle.com/investor-relations/events-and-webcasts/default.aspx), or the taped call may be listened to shortly following the live call at the same website location. A PowerPoint presentation will accompany the call and can be found on the Carlisle website as well.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors.  More detailed information about these factors is contained in the Company’s filing with the Securities and Exchange Commission.  The Company undertakes no duty to update forward-looking statements.

About Carlisle Companies Incorporated

Carlisle Companies Incorporated is a global diversified company that designs, manufactures and markets a wide range of products that serve a broad range of niche markets including commercial roofing, energy, agriculture, outdoor power equipment, mining, construction, aerospace and defense electronics, foodservice, healthcare and sanitary maintenance. Through our group of decentralized operating companies led by entrepreneurial management teams, we bring innovative product solutions to solve the challenges our customers face. Our nearly 12,000 employees worldwide, who generated $3.6 billion in net sales in 2012, are focused on continuously improving the value of the Carlisle brand by developing the best products, ensuring the highest quality and providing unequaled customer service in the many industries we serve. Learn more about Carlisle at www.carlisle.com.

CONTACT:                     Steven J. Ford

Vice President & Chief Financial Officer

Carlisle Companies Incorporated

(704) 501-1100

www.carlisle.com

Carlisle Companies Incorporated

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions except share amounts)	2013	2012	2013	2012

Net Sales	$996.1	$984.6	$1,853.1	$1,873.9

Cost and expenses:
Cost of goods sold	755.9	729.2	1,425.3	1,407.3
Selling and administrative expenses	106.6	106.0	215.4	213.5
Research and development expenses	9.2	8.5	18.6	16.3
Impairment of assets	100.0	—	100.0	—
Other income, net	1.9	0.6	1.2	0.3

Earnings before interest and income taxes	22.5	140.3	92.6	236.5

Interest expense, net	8.6	6.5	16.9	13.0
Earnings before income taxes from continuing operations	13.9	133.8	75.7	223.5

Income tax expense	5.7	44.4	12.2	74.1
Income from continuing operations	8.2	89.4	63.5	149.4

Discontinued operations
Income from discontinued operations	—	3.6	(0.1)	3.6
Income tax expense	—	0.2	—	0.2
Income from discontinued operations	—	3.4	(0.1)	3.4
Net income	$8.2	$92.8	$63.4	$152.8

Basic earnings per share attributable to common shares(1)
Income from continuing operations	$0.13	$1.42	$1.00	$2.39
Income from discontinued operations	—	0.06	—	0.05
Basic Earnings per share	$0.13	$1.48	$1.00	$2.44

Diluted earnings per share attributable to common shares(1)
Income from continuing operations	$0.13	$1.39	$0.98	$2.34
Income from discontinued operations	—	0.06	—	0.05
Diluted earnings per share	$0.13	$1.45	$0.98	$2.39

Average shares outstanding - in thousands
Basic	63,409	62,419	63,343	62,166
Diluted	64,695	63,797	64,620	63,483

Dividends declared and paid	$12.8	$11.3	$25.6	$22.5
Dividends declared and paid per share	$0.20	$0.18	$0.40	$0.36

(1) Numerator for basic and diluted EPS calculated based on “two-class” method of computing earnings per share:

Income from continuing operations	$8.1	$88.8	$63.2	$148.6
Net income	$8.1	$92.2	$63.1	$151.9

Carlisle Companies Incorporated

Unaudited Segment Information

	Three Months Ended		Increase		Six Months Ended		Increase
	June 30,		(Decrease)		June 30,		(Decrease)
In millions, except percentages	2013	2012	Amount	Percent	2013	2012	Amount	Percent

Net Sales

Carlisle Construction Materials	$490.5	$470.0	$20.5	4.4%	$830.1	$823.9	$6.2	0.8%
Carlisle Transportation Products	203.5	211.3	(7.8)	(3.7)	430.9	451.3	(20.4)	(4.5)
Carlisle Brake & Friction	93.6	125.3	(31.7)	(25.3)	184.4	250.7	(66.3)	(26.4)
Carlisle Interconnect Technologies	145.7	114.7	31.0	27.0	286.9	225.4	61.5	27.3
Carlisle FoodService Products	62.8	63.3	(0.5)	(0.8)	120.8	122.6	(1.8)	(1.5)
Total	$996.1	$984.6	$11.5	1.2%	$1,853.1	$1,873.9	$(20.8)	(1.1)%

Earnings Before Interest and Income Taxes

Carlisle Construction Materials	$78.2	$85.5	$(7.3)	(8.5)%	$114.0	$127.5	$(13.5)	(10.6)%
Carlisle Transportation Products	(86.8)	19.3	(106.1)	NM	(72.3)	40.2	(112.5)	NM
Carlisle Brake & Friction	12.4	23.9	(11.5)	(48.1)	23.4	47.9	(24.5)	(51.1)
Carlisle Interconnect Technologies	22.3	17.4	4.9	28.2	40.7	34.1	6.6	19.4
Carlisle FoodService Products	7.3	5.7	1.6	28.1	12.4	11.2	1.2	10.7
Corporate	(10.9)	(11.5)	0.6	5.2	(25.6)	(24.4)	(1.2)	(4.9)
Total	$22.5	$140.3	$(117.8)	(84.0)%	$92.6	$236.5	$(143.9)	(60.8)%

EBIT Margins

Carlisle Construction Materials	15.9%	18.2%			13.7%	15.5%
Carlisle Transportation Products	(42.7)	9.1			(16.8)	8.9
Carlisle Brake & Friction	13.2	19.1			12.7	19.1
Carlisle Interconnect Technologies	15.3	15.2			14.2	15.1
Carlisle FoodService Products	11.6	9.0			10.3	9.1
Corporate	(1.1)	(1.2)			(1.4)	(1.3)
Total	2.3%	14.2%			5.0%	12.6%

NM denotes not meaningful

Carlisle Companies Incorporated

GAAP to Non-GAAP Reconciliation

(Dollars in millions, except share amounts)

	Three Months Ended June 30, 2013
	Carlisle Companies Incorporated						Carlisle Transportation Products
			Income from		Diluted Earnings
		EBIT	Continuing		per Share from
	EBIT	Margin	Operations		Cont. Ops.		Sales	EBIT	EBIT Margin

As Reported	$22.5	2.3%	$8.2		$0.13		$203.5	$(86.8)	(42.7)%
Goodwill impairment	100.0	10.0%	66.1	(1)	1.01	(1)	—	100.0	49.2%
Excluding Goodwill impairment	$122.5	12.3%	$74.3		$1.14		$203.5	$13.2	6.5%

	Six Months Ended June 30, 2013
	Carlisle Companies Incorporated						Carlisle Transportation Products
			Income from		Diluted Earnings
		EBIT	Continuing		per Share from
	EBIT	Margin	Operations		Cont. Ops.		Sales	EBIT	EBIT Margin
As Reported	$92.6	5.0%	$63.5		$0.98		$430.9	(72.3)	(16.8)%
Goodwill impairment	100.0	5.4%	66.1	(1)	1.02	(1)	—	100.0	23.2%
Excluding Goodwill impairment	$192.6	10.4%	$129.6		$2.00		$430.9	$27.7	6.4%

(1) Goodwill shown net of tax benefit of $33.9 million

Non-GAAP results for segment EBIT, consolidated EBIT and consolidated Income from Continuing Operations for the three and six month periods ending June 30, 2013 are presented to exclude the impairment charge at Carlisle Transportation Products recognized during the second quarter of 2013. Management believes adjusted results more accurately portray the ongoing operational performance and fundamentals of the underlying business and present a more useful comparison between current results and results in prior operating periods.  Management also uses the non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.

Carlisle Companies Incorporated

Condensed Consolidated Balance Sheets

	June 30,	December 31,
(Dollars in millions except share amounts)	2013	2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$168.2	$112.5
Receivables, less allowance of $5.6 in 2013 and $6.0 in 2012	597.5	482.7
Inventories	493.0	538.0
Deferred income taxes	42.9	43.1
Prepaid expenses and other current assets	26.7	29.0
Total current assets	1,328.3	1,205.3

Property, plant and equipment, net of accumulated depreciation	634.5	637.1

Other assets:
Goodwill, net	858.0	958.8
Other intangible assets, net	596.4	617.5
Other long-term assets	34.4	38.6
Non-current assets held for sale	10.8	—
Total other assets	1,499.6	1,614.9

TOTAL ASSETS	$3,462.4	$3,457.3

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term debt, including current maturities	$—	$—
Accounts payable	283.5	259.7
Accrued expenses	164.8	193.3
Deferred revenue	16.9	17.6
Total current liabilities	465.2	470.6

Long-term liabilities:
Long-term debt	752.6	752.5
Deferred revenue	138.3	135.4
Other long-term liabilities	265.1	310.7
Total long-term liabilities	1,156.0	1,198.6

Shareholders’ equity:
Preferred stock, $1 par value per share. Authorized and unissued 5,000,000 shares	—	—
Common stock, $1 par value per share. Authorized 100,000,000 shares; 78,661,248 shares issued; 63,516,542 outstanding in 2013 and 63,127,299 outstanding in 2012	78.7	78.7
Additional paid-in capital	188.0	171.4
Deferred compensation equity	3.3	0.6
Cost of shares in treasury - 14,901,476 shares in 2013 and 15,249,714 shares in 2012	(211.1)	(215.4)
Accumulated other comprehensive loss	(43.7)	(35.5)
Retained earnings	1,826.0	1,788.3
Total shareholders’ equity	1,841.2	1,788.1

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,462.4	$3,457.3

Carlisle Companies Incorporated

Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months Ended June 30,
(Dollars in millions)	2013	2012

Operating activities
Net income	$63.4	$152.8
Reconciliation of net income to cash flows from operating activities:
Depreciation	39.4	37.0
Amortization	20.5	15.5
Non-cash compensation, net of tax benefit	8.6	4.0
Gain on sale of businesses	—	(3.7)
(Gain) loss on sale of property and equipment, net	0.9	0.8
Impairment of assets	100.0	—
Deferred taxes	(46.3)	(4.3)
Foreign exchange (gain) loss	(0.1)	—
Changes in assets and liabilities, excluding effects of acquisitions and divestitures:
Receivables	(118.3)	(138.7)
Inventories	42.7	(2.4)
Prepaid expenses and other assets	5.7	23.6
Accounts payable	24.8	49.7
Accrued expenses and deferred revenues	(26.6)	14.0
Long-term liabilities	6.0	5.2
Other operating activities	(1.2)	0.8
Net cash provided by operating activities	119.5	154.3

Investing activities
Capital expenditures	(49.4)	(60.6)
Acquisitions, net of cash	—	(49.3)
Proceeds from sale of property and equipment	0.3	—
Proceeds from sale of businesses	—	25.8
Net cash used in investing activities	(49.1)	(84.1)

Financing activities
Net change in short-term borrowings and revolving credit lines	(0.1)	(64.3)
Dividends	(25.6)	(22.5)
Stock options and treasury shares, net	11.8	18.5
Net cash used in financing activities	(13.9)	(68.3)

Effect of exchange rate changes on cash	(0.8)	0.2
Change in cash and cash equivalents	55.7	(5.8)
Cash and cash equivalents
Beginning of period	112.5	74.7
End of period	$168.2	$76.8